Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December, 28 2004, relating to the consolidated financial statements of ERHC Energy, INC. which include the consolidated statements of operations and cash flows for the year ended September 30, 2004 and the consolidated statements of stockholder’s equity (deficit) for the years ended September 30, 1999 through September 30, 2004 appearing in the Annual Report on Form 10-K of ERHC Energy, INC. as of September 30, 2006.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
December 14, 2006